Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-259498) of Skillful Craftsman Education Technology LTD. of our report dated August 15, 2023, with respect to the consolidated financial statements of Skillful Craftsman Education Technology LTD. as of March 31, 2023, which appears in the annual report on Form 20-F of Skillful Craftsman Education Technology LTD. for the years ended March 31, 2023 and 2022.

/s/ TPS Thayer, LLC
TPS Thayer, LLC
Sugar Land, Texas
August 15, 2023